Exhibit 99.1

For more information, contact:

Complete Genomics, Inc.
Scott Sandler
Investor Relations
(650) 943-2788
ssandler@completegenomics.com

Complete Genomics Announces Restructuring Plan and Review of Strategic Alternatives

Company to focus on clinical sequencing while continuing to deliver high-quality genomes to researchers

MOUNTAIN VIEW, Calif. – June 5, 2012 – Complete Genomics, Inc. (Nasdaq: GNOM), today announced that it is taking steps to reduce cash consumption and has engaged Jefferies & Company, Inc. to assist it in exploring strategic alternatives.  The company also plans to focus on development of clinical applications for its whole human genome sequencing service, while continuing to provide high-quality genomes to research customers.

“Leading hospitals, health care systems and physicians are beginning to adopt whole human genome sequencing for clinical applications,” said Dr. Clifford Reid, Complete’s Chairman, President, and CEO.  “Our industry-leading accuracy should position us well to capture this emerging opportunity.”

Complete will maintain its current monthly capacity of approximately 1,000 genomes at 40x coverage or 500 genomes at 80x coverage.  The company expects to delay capacity expansion beyond those numbers until demand for clinical-grade genomes supports expansion.  The delay in expanding capacity is resulting in deferred capital expenditures and job cuts, primarily in field and factory headcount.  Approximately 55 employee positions in Mountain View, California, and other U.S. locations will be eliminated.

This employee reduction is expected to be substantially completed during the current quarter ending June 30, 2012.  Restructuring and related costs incurred with this plan are estimated at $1.5 million, most of which will be cash expenditures.  These costs are comprised of one-time termination benefits for employees whose positions are being eliminated and should be recorded this quarter.

Complete Engages Jefferies & Company As Financial Advisor

Complete also announced that it has engaged Jefferies & Company, Inc. to act as financial advisor to the company and to assist in its review of strategic alternatives, which could include a merger, business combination, equity investment, or sale.

No decision has been made to enter into a transaction at this time, and there can be no assurance Complete will enter into a transaction in the future.   The company does not plan to disclose or comment on developments regarding the strategic review process until it is complete or further disclosure is deemed appropriate.

About Complete Genomics

Complete Genomics is the whole human genome sequencing company that has developed and commercialized an innovative DNA sequencing platform. The Complete Genomics Analysis Platform (CGA™ Platform) combines proprietary human genome sequencing technology with advanced informatics and data management software. Additional information can be found at www.completegenomics.com.

Caution Regarding Forward-Looking Statements

This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including statements regarding the ability of Complete to capture a portion of the market opportunity for whole human genome sequencing for clinical applications, the amount and timing of the company’s restructuring-related costs and cash expenditures, and future capacity.  These forward-looking statements are based on management’s current expectations, are not guarantees of future performance, and involve certain risks and uncertainties that could cause actual results to differ materially from management’s current expectations and these forward looking statements.  These risk and uncertainties include, but are not limited to, the rate of adoption of whole human genome sequencing for clinical applications, competition, Complete’s ability to execute on the restructuring plan within the time frame and at the costs estimated above, and other risks detailed in Complete’s most recent Annual Report on Form 10-K, filed with the SEC on March 9, 2012, and Quarterly Report on Form 10-Q, filed with the SEC on May 9, 2012.  We disclaim any obligation to update information contained in our forward-looking statements, whether as a result of new information, future events or otherwise.

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